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                                                                    EXHIBIT 12.2

                          NABISCO GROUP HOLDINGS CORP.

     COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES/DEFICIENCY

       IN THE COVERAGE OF FIXED CHARGES BY EARNINGS BEFORE FIXED CHARGES

                             (DOLLARS IN MILLIONS)

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
                                                                           YEARS ENDED DECEMBER 31,
                                                             ----------------------------------------------------
                                                               1999       1998       1997       1996       1995
                                                             --------   --------   --------   --------   --------
Earnings before fixed charges:
  Income (loss) before income taxes........................    $526      $(134)      $636       $ 24       $511
  Less minority interest in pre-tax income (loss)..........     113         (6)       142         22        105
                                                               ----      -----       ----       ----       ----
  Adjusted income (loss) before income taxes...............     413       (128)       494          2        406
  Interest and debt expense................................     324        401        421        424        376
  Interest portion of rental expense.......................      34         30         28         26         23
                                                               ----      -----       ----       ----       ----
Earnings before fixed charges..............................    $771      $ 303       $943       $452       $805
                                                               ====      =====       ====       ====       ====

Fixed charges:
  Interest and debt expense................................    $324      $ 401       $421       $424       $376
  Interest portion of rental expense.......................      34         30         28         26         23
  Capitalized interest.....................................       2          3          6         15         10
                                                               ----      -----       ----       ----       ----
      Total fixed charges..................................    $360      $ 434       $455       $465       $409
                                                               ====      =====       ====       ====       ====
Deficiency in the coverage of fixed charges by earnings
  before fixed charges.....................................    $ --      $(131)      $ --       $(13)      $ --
                                                               ====      =====       ====       ====       ====
Ratio of earnings to fixed charges.........................     2.1         --        2.1         --        2.0
                                                               ====      =====       ====       ====       ====
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